Exhibit 99.1

NEWS RELEASE
DEL MONTE FOODS NAMES NILS LOMMERIN

CHIEF OPERATING OFFICER

SAN FRANCISCO, January 9, 2008 - Del Monte Foods Company (NYSE: DLM) today announced that Nils Lommerin has been appointed Chief Operating Officer. Mr. Lommerin will continue to report to Rick Wolford, Chairman and Chief Executive Officer of Del Monte.
In his new position, Mr. Lommerin, who previously served as Del Monte’s Executive Vice President of Operations, will assume responsibility for the Company’s Marketing divisions, and continue to oversee the Company’s Research & Development, Operations and Supply Chain. This new organizational structure will further enhance the integration of the Company’s marketing and business functions. Jeff Watters, Del Monte’s Senior Vice President Pet Products, and Apurva Mody, Senior Vice President Consumer Products, will now report to Mr. Lommerin.
“Nils has made exceptional contributions to our organization and has delivered strong results,” said Rick Wolford, Chairman and Chief Executive Officer of Del Monte. “In his five years at Del Monte, he has demonstrated solid business acumen, excellent decision making skills and strong cross functional capabilities. Nils has also shown an ability to provide strong pragmatic strategic and business leadership, which will serve the Company well in his new role as COO.”
Wolford continued, “Del Monte’s realigned reporting structure will strengthen execution against our annual performance objectives. Importantly, it will also enable an enhanced senior focus on our innovation initiatives, on maximizing our brands in the market and on optimizing our ability to fully implement the actions needed to meet our performance and strategic goals.”
“I look forward to the opportunities and challenges I will face in this new position,” stated Mr. Lommerin. “We have an exceptional team and an unbelievable stable of brands. I am confident that we can work together to grow these brands while at the same time achieving our cost reduction goals.”
Mr. Lommerin joined Del Monte in 2003 as Executive Vice President of Human Resources. He assumed his role as Executive Vice President Operations in 2004. Before joining Del Monte, Lommerin served as Executive Vice President of Operations and Corporate Services at Oxford Health Plans, Inc. Prior to that, Lommerin held various positions at PepsiCo, Inc. and Kraft Foods.

Mr. Lommerin holds an M.S. degree in Management from the Carnegie Mellon University and a BA degree in Economics from East Stroudsburg University.
About Del Monte Foods
Del Monte Foods is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded food and pet products for the U.S. retail market, generating more than $3.4 billion in net sales in fiscal 2007. With a powerful portfolio of brands including Del Monte® , StarKist ®, S&W ®, Contadina®, College Inn®, Meow Mix ®, Kibbles ‘n Bits ®, 9Lives ®, Milk-Bone® , Pup-Peroni® , Meaty Bone® , Snausages® and Pounce®, Del Monte products are found in nine out of ten U.S. households. The Company also produces, distributes and markets private label food and pet products. For more information on Del Monte Foods Company (NYSE:DLM) visit the Company’s website at www.delmonte.com.
Del Monte. Nourishing Families. Enriching Lives. Every Day.™
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CONTACTS:

Media Contact	Analyst/Investor Contact
Brandy Bergman/Robin Weinberg	Jennifer Garrison/Katherine Husseini
Sard Verbinnen & Co	Del Monte Foods
(212) 687-8080	(415) 247-3382
investor.relations@delmonte.com

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